ITEM 77 C (viii)
A Special Meeting of Shareholders of Riggs
U.S. Treasury Money Market Fund, a portfolio of Riggs
Funds, was held on September 25, 2003.
The following items, which are required to be
reported under this SUB-ITEM 77C, were voted on at the meeting:
To approve or disapprove a proposed Agreement
and Plan of Reorganization pursuant to which Automated
Government Money Trust, a portfolio of Money Market
Obligations Trust, would acquire all of the assets of
Riggs U.S. Treasury Money Market Fund in exchange for
Shares of Automated Government Money Trust to be
distributed pro rata by Riggs U.S. Treasury Money
Market Fund to its shareholders, in complete liquidation
and termination of Riggs U.S. Treasury Money Market Fund;
         Shares voted affirmatively ... 46,837,403.734
	Shares voted negatively ........    31,804.910
	Shares abstaining ...............  872,364.320

The Definitive Proxy Statement for this Special Meeting was filed with the Securities and Exchange
Commission on August 21, 2003, and is incorporated by reference. (File No. 811-4017)